Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2010 Financial Results

4Q 2010 Net Operating Income of $115.8 million, $1.08 per diluted share

Full-Year 2010 Net Operating Income of $560.1 million, $5.02 per diluted share

4Q 2010 Net Loss of $184.4 million, ($1.74) per diluted share

Full-Year 2010 Net Income of $279.2 million, $2.50 per diluted share

•	20 percent annual growth in NOI

•	12.1 percent full-year operating ROE, excluding AOCI

•	$306 million non-cash goodwill impairment charge in 4Q 2010 net income

•	6 percent annual growth in book value per diluted share, excluding AOCI

•	$603 million returned to shareholders in repurchases and dividends

•	$880 million of corporate capital at year-end

NEW YORK, Feb. 2, 2011 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the fourth quarter and twelve months ended Dec. 31, 2010.

“During 2010, we demonstrated our ability to adapt to changes affecting our business while delivering solid results to our shareholders,” said Robert B. Pollock, president and CEO of Assurant. “We continued to improve operational efficiency and to demonstrate prudent management of our capital. At the same time, we were able to develop revenue opportunities that we can build upon in 2011.”

Fourth Quarter 2010 Results

Net operating income1 for the fourth quarter 2010 increased 14 percent to $115.8 million, or $1.08 per diluted share, compared to fourth quarter 2009 net operating income of $101.6 million, or $0.86 per diluted share, due to improvements at Assurant Health and Assurant Employee Benefits. The quarter included a $30.9 million after-tax intangible asset impairment at Assurant Solutions.

Net loss for the fourth quarter 2010 was $184.4 million, or $(1.74) per diluted share, compared to fourth quarter 2009 net income of $11.9 million, or $0.10 per diluted share. The fourth quarters of 2010 and 2009 include goodwill impairment charges of $306.4 million and $83.0 million, respectively. The goodwill impairment charges are not tax-deductible. Fourth quarter 2010 and 2009 include changes in the tax valuation allowance.

Net earned premiums in the fourth quarter 2010 decreased 6 percent to $1.8 billion from $1.9 billion in fourth quarter 2009, primarily reflecting a decline in premiums at Assurant Solutions.

Net investment income in the fourth quarter 2010 increased 3 percent to $177.8 million, compared to $172.5 million in fourth quarter 2009, as total invested assets remained stable and yields improved slightly.

Twelve-Month Results

Net operating income for 2010 increased 20 percent to $560.1 million, or $5.02 per diluted share, compared to $464.9 million, or $3.92 per diluted share, in 2009. Results at Assurant Specialty Property, Assurant Health and Assurant Employee Benefits produced year-over-year improvement.

Net income for the year decreased 35 percent to $279.2 million, or $2.50 per diluted share, versus $430.6 million, or $3.63 per diluted share for the same period in 2009. The goodwill impairment charges significantly impacted net income in each year. After-tax net realized gains on investments were $31.5 million for full-year 2010, compared to net realized losses of $34.8 million in 2009. Net income for 2009 included an $83.5 million after-tax benefit from a favorable legal settlement.

Net earned premiums for 2010 were $7.4 billion, down from $7.6 billion in 2009, primarily due to reduced premiums at Assurant Solutions.

Net investment income for 2010 was $703.2 million, compared to $698.8 million for 2009. Invested assets increased but were offset by lower investment yields.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	4Q 2010	4Q 2009	12 Months 2010	12 Months 2009
	(UNAUDITED)
	(dollars in millions, net of tax)

Assurant Solutions	$11.7	$30.2	$103.2	$120.1
Assurant Specialty Property	95.4	106.9	424.3	406.0
Assurant Health	15.0	(29.7)	54.0	(30.2)
Assurant Employee Benefits	17.7	11.6	63.5	42.2
Corporate and other	(9.2)	(8.9)	(52.3)	(48.3)
Amortization of deferred gain on disposal of businesses	(5.0)	1.4	6.8	14.6
Interest expense	(9.8)	(9.9)	(39.4)	(39.5)

Net operating income	115.8	101.6	560.1	464.9

Adjustments:
Net realized gains (losses) on investments	12.2	(7.6)	31.5	(34.8)
Change in tax valuation allowance	(6.0)	0.9	(6.0)	—
Legal settlement and related expenses	—	—	—	83.5
Goodwill impairments	(306.4)	(83.0)	(306.4)	(83.0)

Net (loss) income	$(184.4)	$11.9	$279.2	$430.6

A schedule of disclosed items that affected Assurant’s results by business for the last eight quarters is available on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant Solutions

(in millions)	4Q10	4Q09	% Change	12M10	12M09	% Change
Net Operating Income	$11.7	$30.2	-61%	$103.2	$120.1	-14%
Net Earned Premiums	$598.0	$690.2	-13%	$2,484.3	$2,671.0	-7%

Net operating income decreased for the fourth quarter and full-year 2010 from a $30.9 million after-tax intangible asset impairment in the domestic service contract business. Absent this charge, net operating income for the quarter and year increased driven by improved international and preneed performance. The international combined ratio improved for the quarter and full-year 2010 mainly from improved loss experience, primarily in the UK. International results included $8.4 million after-tax of restructuring charges in 2009. In 2010 the domestic combined ratio increased in the fourth quarter and full year, reflecting the intangible asset impairment and less favorable results from former clients no longer in business.

Net earned premiums decreased for the quarter and full-year 2010, primarily due to reduced domestic service contract sales in 2009 from former clients that are no longer in business and the continued run-off of the domestic credit business. International net earned premiums increased in full-year 2010 as a result of new and existing client growth, primarily in Latin America. Preneed fee income increased for the quarter and the year primarily because of strong growth in Canada.

Assurant Specialty Property

(in millions)	4Q10	4Q09	% Change	12M10	12M09	% Change
Net Operating Income	$95.4	$106.9	-11%	$424.3	$406.0	5%
Net Earned Premiums	$486.2	$497.2	-2%	$1,953.2	$1,947.5	0%

Net operating income in fourth quarter 2010 declined primarily due to $9.8 million of after-tax reportable catastrophe losses arising from Arizona wind and hailstorms. Reportable catastrophe losses were $14.8 million after-tax during 2010, compared to no reportable catastrophes in 2009. Full-year 2010 net operating income was up due to lower expenses. Results for 2010 include a $7.6 million after-tax favorable adjustment from an unearned premium reserve review.

Net earned premiums decreased slightly for the quarter and were flat for full-year 2010 primarily as a result of an increase in ceded premiums. Growth in lender-placed homeowners, flood and renters premiums in the quarter and for full-year 2010 partially offset the decline. Results for 2010 include a $13.6 million favorable adjustment from an unearned premium reserve review.

Assurant Health

(in millions)	4Q10	4Q09	% Change	12M10	12M09	% Change
Net Operating Income (Loss)	$15.0	$(29.7)	NM	$54.0	$(30.2)	NM
Net Earned Premiums	$461.2	$468.0	-1%	$1,864.1	$1,879.6	-1%

NM = Not Meaningful

Net operating income was up for the fourth quarter and full-year 2010 due to reduced expense ratios and improved loss ratios reflecting pricing and plan design changes. Restructuring charges totaled $3.8 million after-tax in the fourth quarter and $8.8 million for full-year 2010. Full-year 2010 net operating income includes a $17.4 million after-tax benefit from a reserve decrease related to a legal settlement, compared to $32.1 million of after-tax legal charges in 2009. Fourth quarter 2009 results included $29.4 million after-tax of legal, restructuring and H1N1-related medical charges.

Net earned premiums decreased in the quarter and for the year resulting from a decline in small group and short-term medical premiums. Individual medical premiums were flat for the fourth quarter and up for full-year 2010.

Assurant Employee Benefits

(in millions)	4Q10	4Q09	% Change	12M10	12M09	% Change
Net Operating Income	$17.7	$11.6	54%	$63.5	$42.2	51%
Net Earned Premiums	$268.6	$270.1	-1%	$1,101.4	$1,052.1	5%

Net operating income for the fourth quarter and full-year 2010 increased due to favorable loss experience in all product lines. Favorable disability results and life mortality, as well as dental pricing actions, contributed to the improvement. Results for the year include a $4.4 million after-tax restructuring charge versus $2.5 million after-tax of restructuring charges for 2009.

Net earned premiums decreased slightly for the quarter. Net earned premiums increased for full-year 2010 as a result of the acquisition of a block of business and reinsurance clients added in fourth quarter 2009.

Corporate & Other

(in millions)	4Q10	4Q09	% Change	12M10	12M09	% Change
Net Operating (Loss)	$(9.2)	$(8.9)	3%	$(52.3)	$(48.3)	8%

Net operating loss in the fourth quarter and year increased primarily due to compensation and pension-related costs.

Goodwill Impairment

As disclosed on Jan. 24, 2011, following the completion of its annual goodwill impairment analysis, the Company recorded an impairment charge of $306.4 million to net income, or $2.86 per diluted share, for the fourth quarter 2010. The goodwill impairment charge at Assurant Health and Assurant Employee Benefits resulted from the effects of healthcare reform, the low interest rate environment, continuing high unemployment and the slow pace of the economic recovery. The charge does not impact cash flow from operations.

Capital Position

Assurant repurchased 4.5 million of its outstanding common shares for an aggregate purchase price of $163.8 million during the fourth quarter 2010. For full-year 2010, the Company repurchased 15.2 million shares totaling $533.0 million. In 2011, through Jan. 31, the Company repurchased an additional 1.7 million shares for $65.7 million, with $772.4 million remaining in the repurchase authorization.

During the fourth quarter 2010, corporate capital increased to approximately $880 million from $710 million at Sept. 30, 2010.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), decreased to $4.5 billion at Dec. 31, 2010, from $4.8 billion at Dec. 31, 2009.

Book value per diluted share2, excluding AOCI, increased 6.4 percent to $43.08, from $40.47 at Dec. 31, 2009. AOCI of $285.5 million improved by $219.6 million from Dec. 31, 2009 primarily due to additional net unrealized gains in invested assets.

The operating return on equity (“ROE”)3 was 12.1 percent for the full-year 2010, compared to 10.1 percent in 2009.

As of Dec. 31, 2010, total assets were approximately $26.4 billion. The ratio of debt to total capital, excluding AOCI, was 17.9 percent at Dec. 31, 2010, compared to 17 percent at Dec. 31, 2009, while the asset leverage ratio was 2.8 to 1.

Earnings Conference Call

Assurant will host a conference call on Thursday, Feb. 3, 2011 at 8:00 a.m. ET with access available via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-634-9984 (toll-free domestic), or 719-325-2236 (international); pass code: 4936201. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 11:00 a.m. ET on Thursday, Feb. 3, 2011 and can be accessed at 888-203-1112 (toll-free domestic), or 719-457-0820 (international); pass code: 4936201. The live and archived webcast along with supplemental information will be available on Assurant’s website. www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:

Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder on our health and employee benefits businesses; (ii) deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill; (iii) loss of significant client relationships, distribution sources and contracts; (iv) failure to attract and retain sales representatives; (v) losses due to natural and man-made catastrophes; (vi) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (vii) actions by governmental agencies that could result in the reduction of the premium rates we charge; (viii) unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation; (ix) current or new laws and regulations that could increase our costs and/or decrease our revenues; (x) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (xi) inadequacy of reserves established for future claims losses; (xii) failure to predict or manage benefits, claims and other costs; (xiii) increases or decreases in tax valuation allowances; (xiv) fluctuations in exchange rates and other risks related to our international operations; (xv) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xvi) diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xvii) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xviii) inability of reinsurers to meet their obligations; (xix) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xx) failure to effectively maintain and modernize our information systems; (xxi) failure to protect client information and privacy; (xxii) failure to find and integrate suitable acquisitions and new insurance ventures; (xxiii) inability of our subsidiaries to pay sufficient dividends; (xxiv) failure to provide for succession of senior management and key executives; and (xxv) significant competitive pressures in our businesses and (xxvi) cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2009 Annual Report on Form 10-K, Third Quarter 2010 Form 10-Q and upcoming 2010 Annual Report on Form 10-K, each as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the table on page 2, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $45.81 as of Dec. 31, 2010, as shown in the reconciliation table below.

4Q
2010
Book value per diluted share (excluding AOCI)	$43.08
Change due to effect of including AOCI	$2.73

Book value per diluted share	$45.81

(3)	Assurant uses annualized operating return on equity (“ROE”) as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding accumulated other comprehensive income (“AOCI”), and then the return is annualized, if necessary. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three months and twelve months ended Dec. 31, 2010 was negative 14.5 percent and 5.8 percent, respectively, as shown in the following reconciliation table.

	4Q	Twelve Months
	2010	2010
Annualized operating return on average equity (excluding AOCI)	9.9%	12.1%
Net realized gains on investments	1.0%	0.7%
Change in tax valuation allowance	-0.5%	-0.1%
Goodwill impairment	-26.2%	-6.6%
Change due to effect of including AOCI	1.3%	-0.3%

Annualized GAAP return on average equity	-14.5%	5.8%

A summary of net operating income disclosed items is included on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Twelve Months Ended Dec. 31, 2010 and 2009

	4Q	4Q	Twelve Months
	2010	2009	2010	2009
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,813,987	$1,925,492	$7,403,039	$7,550,335
Net investment income	177,810	172,503	703,190	698,838
Net realized gains (losses) on investments	18,735	(11,632)	48,403	(53,597)
Amortization of deferred gain on disposal of businesses	(7,723)	2,107	10,406	22,461
Fees and other income	102,792	93,672	362,684	482,464

Total revenues	2,105,601	2,182,142	8,527,722	8,700,501

Benefits, losses and expenses
Policyholder benefits	894,413	977,093	3,640,978	3,867,982
Selling, underwriting, general and administrative expenses	1,011,755	1,045,734	3,913,273	3,979,244
Goodwill impairment	306,381	83,000	306,381	83,000
Interest expense	15,162	15,160	60,646	60,669

Total benefits, losses and expenses	2,227,711	2,120,987	7,921,278	7,990,895

(Loss) income before provision for income taxes	(122,110)	61,155	606,444	709,606
Provision for income taxes	62,281	49,214	327,267	279,032

Net (loss) income	$(184,391)	$11,941	$279,177	$430,574

Net (loss) income per share:
Basic	$(1.74)	$0.10	$2.52	$3.65
Diluted*	$(1.74)	$0.10	$2.50	$3.63

Dividends per share	$0.16	$0.15	$0.63	$0.59

Share data:
Basic weighted average shares outstanding	106,166,609	117,589,401	110,632,551	118,036,632
Diluted weighted average shares outstanding	107,153,153	118,235,310	111,473,214	118,495,640

*	In compliance with GAAP, there is no dilution of shares when calculating earnings per share due to a net loss position for the three months ended December 31, 2010.

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets (unaudited)

At Dec. 31, 2010 (unaudited) and Dec. 31, 2009

	December 31,	December 31,
	2010	2009
	(in thousands)

Assets
Investments and cash and cash equivalents	$14,655,994	$14,476,384
Reinsurance recoverables	4,997,316	4,231,734
Deferred acquisition costs	2,493,422	2,504,654
Goodwill	619,779	926,398
Assets held in separate accounts	2,000,371	1,972,332
Other assets	1,630,136	1,749,165

Total assets	26,397,018	25,860,667

Liabilities
Policyholder benefits and claims payable	11,456,322	10,715,960
Unearned premiums	5,063,999	5,153,564
Debt	972,164	972,058
Mandatorily redeemable preferred stock	5,000	8,160
Liabilities related to separate accounts	2,000,371	1,972,332
Deferred gain on disposal of businesses	154,493	164,899
Accounts payable and other liabilities	1,964,132	2,020,445

Total liabilities	21,616,481	21,007,418

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,495,013	4,787,324
Accumulated other comprehensive income	285,524	65,925

Total stockholders’ equity	4,780,537	4,853,249

Total liabilities and stockholders’ equity	$26,397,018	$25,860,667